Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Fox Chase Bancorp, Inc.:

We consent to the use of our report dated March 12, 2010, with respect to the consolidated statements of condition of Fox Chase Bancorp, Inc. and subsidiary as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2009, included herein, and to the references to our firm under the heading “Experts” in the prospectus.

Our report dated March 12, 2010 on the consolidated statements of condition of Fox Chase Bancorp, Inc. and subsidiary (Company) as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2009, refers to the Company’s change in its method of accounting for other-than-temporary impairments of debt securities due to the adoption of FASB Staff Position No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” (included in FASB ASC Topic 320, Investments — Debt and Equity Securities), as of April 1, 2009.

April 26, 2010

Philadelphia, Pennsylvania